As filed with the Securities and Exchange Commission on August 19, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

E*TRADE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2844166
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

135 East 57th Street, New York, New York 10022

(Address of principal executive offices) (Zip Code)

E*TRADE FINANCIAL CORPORATION 2005 EQUITY INCENTIVE PLAN, AS AMENDED

(Full title of the Plan)

Karl Roessner

General Counsel

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

(646) 521-4300

(Name, address including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	12,500,000 shares (1)	$13.86 (2)	$173,250,000	$12,352.73 (2)

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the E*TRADE Financial Corporation 2005 Equity Incentive Plan, as amended (the “2005 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration.
(2)	Calculated under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of the Registrant’s Common Stock on August 16, 2010 as reported by Nasdaq.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

E*TRADE Financial Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 24, 2010, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), except for Items 1, 7 and 8 which were updated on the Current Report on Form 8-K filed with the SEC on May 5, 2010;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010 filed with the SEC on May 5, 2010 and August 4, 2010;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 25, 2010, March 22, 2010, March 30, 2010, May 3, 2010, May 5, 2010, May 14, 2010, and August 19, 2010; and

(d)	The Registrant’s Registration Statement No. 001-11921 on Form 8-A12B filed with the SEC on July 12, 1996 (as amended on Form 8-A12B/A filed with the SEC on February 12, 2001) pursuant to Section 12 of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The certificate of incorporation, as amended, and bylaws, as amended, of the Registrant provide in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized and permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation, as amended, of the Registrant provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

5	Opinion of Counsel.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5).

24	Power of Attorney (included on the signature page).

99.1	E*TRADE Financial Corporation 2005 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010).

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934

Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the foregoing indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 19th day of August, 2010.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Steven J. Freiberg
	Name:	Steven J. Freiberg
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of E*TRADE Financial Corporation, a Delaware corporation, do hereby constitute and appoint Karl A. Roessner and Bruce P. Nolop, and each one of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Freiberg	Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2010
Steven J. Freiberg

/s/ Bruce P. Nolop	Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2010
Bruce P. Nolop

/s/ Robert Druskin
Robert Druskin	Chairman of the Board	August 19, 2010

/s/ Ronald D. Fisher
Ronald D. Fisher	Director	August 19, 2010

/s/ Kenneth Griffin
Kenneth Griffin	Director	August 19, 2010

/s/ Frederick W. Kanner
Frederick W. Kanner	Director	August 19, 2010

Michael K. Parks	Director

/s/ Cathleen Raffaeli
C. Cathleen Raffaeli	Director	August 19, 2010

/s/ Lewis E. Randall
Lewis E. Randall	Director	August 19, 2010

/s/ Joseph L. Sclafani
Joseph L. Sclafani	Director	August 19, 2010

/s/ Joseph Velli
Joseph Velli	Director	August 19, 2010

/s/ Donna L. Weaver
Donna L. Weaver	Director	August 19, 2010

/s/ Stephen H. Willard
Stephen H. Willard	Director	August 19, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit

5	Opinion of Counsel.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5).

24	Power of Attorney (included on signature page).

99.1	E*TRADE Financial Corporation 2005 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010).